Ohr Pharmaceutcial, Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Announces Additional Positive Anatomic Data from the OHR-102 IMPACT Study Interim Analysis Presented at Annual Macula Society Meeting

Rapid Resolution in SHRM Correlates with Early Improvements in Visual Acuity Observed in Phase II IMPACT Study in Wet AMD

NEW YORK, New York – March 2, 2015 – Ohr Pharmaceutical, Inc. (NasdaqCM: OHRP), an ophthalmology research and development company, today announced the presentation of new data from the IMPACT study interim analysis at the 38th Annual Macula Society Meeting which took place February 25-28th, in Scottsdale, Arizona. The new data show an early regression of subretinal hyper-reflective material (SHRM), an anatomic biomarker for the wet form of age-related macular degeneration (wet-AMD), which is consistent with the early gains in visual acuity previously reported from this study. The data were presented by Jason S. Slakter, MD, Chief Medical Officer at Ohr and Clinical Professor of Ophthalmology, NYU School of Medicine.

The IMPACT study is a nine-month Phase II clinical trial evaluating Squalamine Eye Drops (OHR-102) for the treatment of wet-AMD. Previously announced interim data demonstrated that the combination of OHR-102 plus Lucentis® resulted in a meaningful and clinically relevant improvement in visual acuity compared with Lucentis monotherapy. OHR-102 appeared to have a rapid onset of action, with differences between the combination and control arms observed as early as 4 weeks and continuing to increase at week 12. At the end of the study, patients treated with the combination of OHR-102 plus Lucentis were still improving. The dramatic and early vision gains observed are believed to result in part from the regression of SHRM, which is widely considered to be a combination of neovascular tissue, pre-fibrotic material and other sub retinal exudative and inflammatory debris.

The new data presented at the Macula Society Meeting showed that, in a masked analysis of spectral domain optical coherence tomography (OCT) images, the reduction in SHRM occurred early in the study, with differences between the treatment and control groups observed by week 4. The early differences between combination therapy and control groups were observed both in the overall treatment population, as well as in the subset of patients with classic-containing choroidal neovascularization (CNV) lesions, where the difference was even greater.

Also presented were new data showing that treatment with OHR-102 appears to prevent further development of SHRM. In those patients treated with the OHR-102 plus Lucentis combination, none experienced worsening in SHRM over the 9 months of the study. In contrast, among Lucentis monotherapy patients, 15% of the overall group and 23% of the classic-containing CNV lesion group experienced worsening of SHRM by the end of the study.

Dr. Jason S. Slakter, who presented the data, commented, “These new results from IMPACT demonstrate the potency of OHR-102 and help us further understand its underlying mechanism of action and benefit to patients. It is very interesting to see the rapid reduction in SHRM and how it correlates with the increases in visual acuity, providing an explanation for the early clinical improvements we observed in the patients in this study. Moreover, it appears that some patients treated with Lucentis monotherapy had a higher risk of further anatomical deterioration, supporting our belief that OHR-102 is having a disease modifying effect on exudative AMD and patients will benefit from continued treatment with OHR-102 combination therapy.”

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical, Inc. is an ophthalmology research and development company whose lead product, Squalamine, is being studied as an eye drop formulation (OHR-102) in several company-sponsored and investigator sponsored Phase II clinical trials for various back-of-the-eye diseases. These diseases include the wet form of age-related macular degeneration, retinal vein occlusion, diabetic macular edema, and proliferative diabetic retinopathy. In addition, Ohr has a sustained release micro fabricated micro-particle ocular drug delivery platform with several preclinical drug product candidates in development for glaucoma, steroid-induced glaucoma, ocular allergies, and protein drug delivery. The company also has a research agreement with Alcon on a sustained release program. Additional information on the company may be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report and subsequent Quarterly Report discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:

Ohr Pharmaceutical Inc.	LifeSci Advisors, LLC
Investor Relations	Michael Wood
888-388-2327	646-597-6983
ir@ohrpharmaceutical.com	mwood@lifesciadvisors.com

Lucentis is a registered trademark of Genentech, Inc.